EXHIBIT 10.1

AMENDMENT ONE

TO R. TERRY PHILLIPS

EMPLOYMENT AGREEMENT

This Amendment One (this “Amendment”) is made and entered into as of the 18th day of December, 2008, by and among United Security Bancshares, Inc. (“USB”), First United Security Bank (“FUSB”) (“USB” and “FUSB” are hereinafter collectively referred to as the “Company”), and R. Terry Phillips (the “Executive”).

WHEREAS, the Company and the Executive previously entered into the Employment Agreement (the “Agreement”), effective as of January 1, 2000, attached hereto as Exhibit A;

WHEREAS, the American Jobs Creation Act of 2004 created new Internal Revenue Code Section 409A (“Code Section 409A”), which imposes documentary and operational requirements on non-qualified deferred compensation arrangements, such as the Agreement; and

WHEREAS, the Company desires to amend the Agreement as set forth herein to ensure that it and the amounts paid thereunder satisfy the requirements of Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows, effective January 1, 2009:

1.	Amend Section 6.4(b) by deleting the introductory provision “Following the expiration of the ninety (90) day notice period” and substituting in lieu thereof “Within thirty (30) days following the effective date of the Executive’s termination of employment.”

Further amend Section 6.4(b) by adding the following as the last sentence therein:

“In the event that payment is made pursuant to (iii) above, the payment of three (3) times Base Salary shall be made within the thirty (30) day period noted above; payment of the remaining two (2) times Base Salary shall be made within ten (10) days following the Change in Control.”

2.	Amend Section 6.4(c) by adding the following as the end thereof:

“Notwithstanding the foregoing, with respect to any self-insured welfare plan benefits wherein adverse tax consequences to the Executive could apply due to the application of Section 105(h) and/or Section 409A of the Internal Revenue Code (the “Code”) to such benefits, then in lieu of the Company’s waiver of any insurance “premiums” associated with such benefits (“Self-Insured Premiums”), the parties immediately shall retain a mutually-agreeable actuary to calculate a lump sum payment to be made to the Executive in an amount generally equal to the present value of the anticipated Self-Insured Premiums for the 3-year period, and Executive shall then be solely responsible for the payment of the Self-Insured Premiums. Such lump sum payment shall be paid to Executive within sixty (60) days following the Executive’s termination of employment. In the event that Executive receives substantially similar benefits from a subsequent employer within the 3-year period, the Executive shall, within sixty (60) days of gaining coverage for such benefits, repay to the Company an amount equal to the lump sum payment the Executive received under this Section 6.4(c) times a fraction, the numerator of which is the number of days remaining in the 3-year period and the denominator of which is 1095.”

3.	Amend Section 6.4(e) by adding the following as the beginning of the sole sentence therein:

“Within thirty (30) days following the effective date of the Executive’s termination of employment,”

4.	Amend Section 6.6(a) by deleting its content and substituting in lieu thereof the following:

“(a) At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason by giving the Board written notice of the Good Reason condition and the Executive’s intent to terminate within ninety (90) days of the initial existence of the Good Reason condition. Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The Executive’s ability to terminate for Good Reason is contingent upon his agreement to allow the Company to remedy, within such ninety (90)-day period, the events constituting Good Reason. Additionally, the Executive’s termination of employment due to Good Reason must occur within six (6) months of the initial existence of the Good Reason condition in order to be entitled to any payments or benefits due to a Good Reason termination.”

5.	Amend Section 6.6(b) by deleting its content and substituting in lieu thereof the following:

“(b) Upon the failure of the Company to remedy the events constituting Good Reason prior to the expiration of the ninety (90)-day notice period, the Good Reason termination shall become effective, and, within thirty (30) days following the effective date of the Executive’s termination of employment, the Company shall pay the Executive a lump sum cash payment in an amount equal to three (3) times the Base Salary currently in effect; provided, however, that if (i) the notice of termination is provided on or after a Change in Control, (ii) the effective date of such termination occurs on or after a Change in Control or (iii) a Change in Control occurs within the period beginning on the effective date of such termination and ending six (6) months thereafter, the payment under this sub-section (b) shall be a lump sum cash payment in an amount equal to five (5) times the Base Salary currently in effect. In the event that payment is made pursuant to (iii) above, the payment of three (3) times Base Salary shall be made within the thirty (30) day period noted above; payment of the remaining two (2) times Base Salary shall be made within ten (10) days following the Change in Control.”

6.	Amend 6.6(d) by deleting said subsection in its entirety.

7.	Amend Section 6.7(b) by deleting the introductory provision “Upon the Executive’s termination of employment during the Window Period” and substituting in lieu thereof “Within thirty (30) days following the effective date of the Executive’s termination of employment during the Window Period.”

8.	Amend Section 7.1 by adding the following as the last sentence therein:

“All payments made pursuant to this Article 7 shall be made in accordance with Section 12.9(c) below.”

9.	Amend Section 12.1(d) by deleting the content of said subsection and substituting in lieu thereof the following:

“(d) A “Change in Control” means a “change in the ownership” of USB or FUSB, a “change in the effective control” of USB, or a “change in the ownership of a substantial portion of the assets” of USB or FUSB, as each is defined in Code Section 409A and the regulations and guidance issued thereunder (collectively, “Section 409A”).”

10.	Amend Section 12.1(g)(i) by deleting the content of said subsection and substituting in lieu thereof the following:

“(i) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, or responsibilities (including a material change in to whom the Executive must report) as an officer of the Company, or a material reduction or alteration of the Executive’s authorities, duties or responsibilities from those in effect as of the Effective Date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or”

11.	Insert the following as a new Section 12.9:

“12.9 Internal Revenue Code Section 409A Compliance. This Agreement is intended in good faith to comply with Section 409A with respect to certain payments, and to be exempt from Section 409A with respect to other payments.

(a) Termination of Employment. With respect to payments made, or to be made, hereunder upon a termination of employment that are subject to Section 409A, a termination of employment must constitute a “separation from service” under Treas. Reg. Section 1.409A-1(h) in order for such payment to be made.

(b) Modification of Time or Form of Payments. Payments made hereunder that are subject to Section 409A may not be accelerated or delayed, except as specifically allowed under Section 409A.

(c) Reimbursements and Equalization Payments. Notwithstanding any other provisions herein to the contrary or any policy of the Company to the contrary, all reimbursements, Payments and Underpayments (as defined in Article 7) to be made hereunder shall be made within sixty (60) days of the date that the Executive incurs the reimbursable expense or remits the taxes to the applicable taxing authority, as applicable. Additionally, any amount payable to Section 7.2(b) must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation. The amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive, and the right to a reimbursement may not be liquidated or exchanged for any other benefit.

(d) Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” at the time of his termination of employment under such procedures as established by USB in accordance with Section 409A, distributions that are made upon termination of employment (for reasons other than death) may not commence earlier than six (6) months after the date of such termination of employment. Therefore, in the event this Section 12.9(d) is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six (6) months following the termination of employment shall be accumulated and paid to the Executive in a lump sum during the seventh month following the termination of employment. Any subsequent distributions shall be paid in the manner otherwise specified herein.”

12.	All other terms, conditions and provisions of the Agreement not herein modified shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment One to the Employment Agreement to be executed as of the date first written above.

“USB”
United Security Bancshares, Inc.

By:	/s/ Hardie B. Kimbrough
Its:	Chairman

“FUSB”
First United Security Bank

By:	/s/ Hardie B. Kimbrough
Its:	Chairman

“Executive”

/s/ R. Terry Phillips
R. Terry Phillips

EXHIBIT A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of the 1st day of January, 2000 (the “Effective Date”), and is made by and between UNITED SECURITY BANCSHARES, INC., a Delaware corporation (“USB”); FIRST UNITED SECURITY BANK, an Alabama banking corporation (“FUSB”; USB and FUSB are hereinafter collectively referred to as the “Company”); and R. TERRY PHILLIPS (the “Executive”).

WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer of USB and FUSB; and

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations; and

WHEREAS, the Company recognizes that the Executive’s contributions have been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

WHEREAS, the Company is desirous of assuring the continued employment of the Executive in the above stated capacities, and the Executive is desirous of having such assurance;

WHEREAS, the Executive and the Company previously entered into an employment agreement effective as of the 1st day of January, 1999 (the “1999 Agreement”), and the Executive and the Company now desire to amend and restate the 1999 Agreement hereby;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Term of Employment

(a) The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date; provided, however, immediately upon a Change in Control, the initial period shall automatically extend to five (5) years.

(b) (i) Until a Change in Control occurs, upon each new day of the three (3) year period of employment from the Effective Date until the Executive’s sixty-fourth (64th) birthday, the term of this Agreement automatically shall be extended for one (1) additional day, to be added to the end of the then-existing three (3) year term. Accordingly, at all times prior to (i) the Executive’s attaining age 64 and (ii) a notice of employment termination (or an actual termination), the term of this Agreement shall be three (3) full years.

(ii) After a Change in Control occurs, upon each new day of the five (5) year period of employment from the date of such Change in Control until the Executive’s sixty-second (62nd) birthday, the term of this Agreement automatically shall be extended for one (1) additional day, to be added to the end of the then-existing five (5) year term. Accordingly, at all times prior to (i) the Executive’s attaining age 62 and (ii) a notice of employment termination (or an actual termination), the term of this Agreement shall be five (5) full years.

However, the automatic extensions of the term of this Agreement shall immediately be suspended upon a termination of the Executive’s employment in accordance with the terms of this Agreement.

ARTICLE 2

Position and Responsibilities

During the term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of USB and FUSB and as a member of the respective Boards of Directors if so elected. In his capacity as President and Chief Executive Officer, he shall have responsibility for all operations of the Company. The Executive shall have the same status, privileges and responsibilities normally inherent in such capacities in financial institutions of similar size and character to the Company.

ARTICLE 3

Standard of Care

(a) During the term of this Agreement, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, the Executive may serve as a director of other companies so long as such service is not injurious to the Company, and provided that such service is approved by the Board. The Executive covenants, warrants and represents that he shall devote his full and best efforts to the fulfillment of his employment obligations and exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

(b) This Article 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

ARTICLE 4

Compensation

As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1 Base Salary.

(a) The Company shall pay the Executive a base salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such base salary shall not be less than $192,500 per year and if subsequently increased shall not be less than such increased amount (“Base Salary”). Base Salary shall be paid to the Executive in equal bi-weekly installments throughout the year, consistent with the normal payroll practices of the Company.

(b) Base Salary shall be reviewed at least annually during the term of this Agreement to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased, based primarily on the performance of the Executive during the year.

4.2 Annual Bonus. In addition to Base Salary, in the discretion of the Board, the Executive shall be entitled to an opportunity to earn a cash bonus (the “Bonus”) under the Executive Incentive Plan or any similar plan that may be adopted in the future.

4.3 Long-Term Incentives. During the term of this Agreement, the Executive shall be entitled to participate in any and all long-term incentive programs at a level that is commensurate with his position with the Company. Such programs include the United Security BancShares, Inc. Long Term Incentive Compensation Plan, or any successors thereto, as amended from time to time.

4.4 Retirement Benefits. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans, if any, subject to the eligibility and participation requirements of such plans.

4.5 Life Insurance. The Company shall provide a policy of “term-life” insurance (in addition to any insurance described in Section 4.6) on the Executive’s life in the face amount of Two Hundred Fifty Thousand Dollars ($250,000), of which the Executive will be the owner. All of the premiums on such policy shall be paid by the Employer during the Executive?s employment hereunder.

4.6 Employee Benefits. The Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as are commensurate with the Executive’s position, subject to the eligibility requirements and other provisions of such plans or arrangements.

4.7 Perquisites. The Company shall provide to the Executive, at the Company’s cost, all perquisites to which other senior executives are entitled to receive and such other perquisites which are suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder, including, but not limited to the use of a Chevrolet Tahoe automobile, or its equivalent, plus an amount equal to the costs of maintenance, repairs, insurance and all other costs incident thereto.

4.8 Right to Change Plans. By reason of Sections 4.6 and 4.7 herein, the Company shall not be obligated to institute, maintain or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 5

Expenses

The Company shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, (a) travel, (b) entertainment, (c) professional dues and subscriptions and (d) dues incurred by the Executive for membership in all local private or civic clubs of which he may become a member and which are deemed by the Executive to be beneficial to his role with the Company.

ARTICLE 6

Employment Terminations

6.1 Termination Due to Retirement or Death. In the event the Executive’s employment is terminated while this Agreement is in force by reason of Retirement or death, the following terms and conditions shall apply:

(a) The Company’s obligation under this Agreement to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2 and 4.3 shall immediately expire.

(b) Upon the effective date of any such termination, the Executive’s benefits including, without limitation, benefits under Section 4.4, 4.5, 4.6 and 4.7, shall be determined in accordance with the Company’s retirement, survivors’ benefits, insurance and other applicable programs of the Company then in effect; provided, however, that the Executive shall receive all rights and benefits that he is vested in, pursuant to plans and programs of the Company.

(c) Subject to any conflicting terms of any short-term incentive program which would provide for greater benefits following such termination, the Company shall, within sixty (60) days of the effective date of employment termination, pay to the Executive (or the Executive’s beneficiaries or estate, as the case may be) a Pro Rata share of the Bonus Opportunity.

(d) All unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest in full on the date of any such termination.

6.2 Termination Due to Disability. In the event that the Executive is determined to have a Disability during the term of this Agreement, the Company shall have the right to terminate the Executive’s active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company’s intent to terminate the Executive’s employment for Disability at least thirty (30) calendar days prior to the effective date of such termination and only after any period or process for determining the Disability has been satisfied and completed. Upon a termination of employment for Disability, the following terms and conditions shall apply:

(a) The Company’s obligation to pay and provide to the Executive the element of pay described in Sections 4.1, 4.2 and 4.3 shall immediately expire; provided, however, that, during the period beginning on the effective date of such termination and ending six (6) months thereafter, the Company shall continue to make bi-weekly payments equal to one hundred percent (100%) of the Base Salary then in effect to the Executive pursuant to Section 4.1; provided, further, that each such bi-weekly payment during such period shall be reduced by a pro rata portion of the aggregate amount of any and all insurance benefits payable to the Executive during such period.

(b) The Executive shall receive all rights and benefits that he is vested in, pursuant to plans and programs of the Company.

(c) Subject to any conflicting terms of any short-term incentive program which would provide for greater benefits following such termination, the Company shall, within sixty (60) days of the effective date of employment termination, pay to the Executive a Pro Rata share of the Bonus Opportunity.

(d) All unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest in full on the date of any such termination.

6.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. This Section 6.3 shall not apply if the Executive terminates employment (i) because of Retirement, (ii) for Good Reason or (iii) during the Window Period. In the event that the voluntary termination is for Good Reason or during the Window Period, the terms of Section 6.6 or Section 6.7, as the case may be, shall govern the parties’ rights and obligations hereunder. Otherwise, upon a voluntary termination by the Executive, the following terms and conditions shall apply:

(a) The Company shall continue to pay the Executive’s Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right at that time; provided, however, that the Executive shall not be paid any Bonus with respect to the fiscal year in which voluntary termination under this Section 6.3 occurs.

(b) Other than as provided in this Section 6.3, a voluntary employment termination by the Executive shall result in the termination of the rights and obligations of the parties under this Agreement; provided, however, that the terms and provisions of Article 8 shall continue to apply prior to a Change in Control.

6.4 Involuntary Termination by the Company Without Cause.

(a) At any time during the term of this Agreement, the Board may terminate the Executive’s employment, as provided under this Agreement, for reasons other than death, Disability, Retirement or for Cause, by notifying the Executive in writing of the Company’s intent to terminate at least ninety (90) calendar days prior the effective date of such termination.

(b) Following the expiration of the ninety (90) day notice period, the Company shall pay to the Executive a lump sum cash payment in an amount equal to three (3) times the Base Salary currently in effect; provided, however, that if (i) the notice of termination is provided on or after a Change in Control, (ii) the effective date of such termination occurs on or after a Change in Control or (iii) a Change in Control occurs within the period beginning on the effective date of such termination and ending six (6) months thereafter, the payment under this sub-section (b) shall be a lump sum cash payment in an amount equal to five (5) times the Base Salary currently in effect.

(c) Upon a termination pursuant or subject to this Section 6.4, the Executive shall be entitled to a continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage as of the date of termination or as the same may be increased from time to time. Such benefits shall be provided to the Executive at the same premium cost to the Executive, if any, and at the same coverage level, as in effect as of the Executive’s date of termination. The welfare benefits described in this Subsection 6.4(c) shall continue following the date of termination for three (3) years; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer.

(d) All unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest on the date of termination.

(e) The Company shall transfer (or cause to be transferred) to the Executive title to the Executive’s company car, without cost to the Executive, and shall pay to the Executive a lump sum cash payment in an amount necessary to fully gross-up the state and federal income tax effects of said transfer.

(f) Subject to the provisions of this Section 6.4, a termination pursuant to this Section 6.4 shall result in the termination of all rights and obligations of the parties under this Agreement; provided, however, that the terms and provisions of Article 8 shall continue to apply. The payments described in this Section 6.4 (as well as in Section 6.6 and Section 6.7) shall be in part to compensate the Executive for being subject to the provisions of Article 8 (if applicable) thereafter, even though the Executive’s employment has been terminated without Cause (or for Good Reason as provided in Section 6.6 or during the Window Period as provided in Section 6.7).

6.5 Termination For Cause.

(a) Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

(b) After providing the Executive with notice of the reasons the Board believes Cause may exist, and after giving the Executive the opportunity to respond to the allegation that Cause exists, the Board, by majority vote, shall make the determination of whether Cause exists.

(c) In the event this Agreement is terminated by the Board for Cause, the Company shall continue to pay the Executive his Base Salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement; provided, however, that the provisions of Article 8 shall continue to apply.

(d) A termination for Cause shall be permitted hereunder only if the Company provides the written notice of intent to terminate not later than six (6) months after the date the Company first knew or should have reasonably known of the act or omission to act or conviction giving rise to the termination for Cause. The six (6)-month period shall be tolled during any permitted period of correction or administrative procedure.

6.6 Termination for Good Reason.

(a) At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason by giving the Board ninety (90) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The Executive’s ability to terminate for Good Reason is contingent upon his agreement to allow the Company to remedy, within such ninety (90)-day period, the events constituting Good Reason.

(b) Upon the failure of the Company to remedy the events constituting Good Reason prior to the expiration of the ninety (90)-day notice period, the Good Reason termination shall become effective, and the Company shall pay the Executive a lump sum cash payment in an amount equal to three (3) times the Base Salary currently in effect; provided, however, that if (i) the notice of termination is provided on or after a Change in Control, (ii) the effective date of such termination occurs on or after a Change in Control or (iii) a Change in Control occurs within the period beginning on the effective date of such termination and ending six (6) months thereafter, the payment under this sub-section (b) shall be a lump sum cash payment in an amount equal to five (5) times the Base Salary currently in effect.

(c) Upon a termination for Good Reason, in addition to the payment provided for in sub-section (b) above, the Executive shall be entitled to the same payments (excluding those provided for in Section 6.4(b)), benefits and rights as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein (as if the termination were an involuntary termination without Cause).

(d) A termination for Good Reason shall be permitted hereunder only if the Executive provides the written notice to terminate not later than six (6) months after the date the Employee first knew or should have known of the act or omission to act giving rise to the termination for Good Reason. The six (6)-month period shall be tolled during any permitted period of correction or administrative procedure.

SECTION 6.7 Termination During Window Period After Change in Control.

(a) During the Window Period, the Executive may terminate his employment without any reason; provided, however, that a termination for Good Reason, whether during the Window Period or not, shall be governed by Section 6.6 above and not this Section 6.7.

(b) Upon the Executive’s termination of employment during the Window Period pursuant to this Section 6.7, the Company shall pay the Executive a lump sum cash payment in an amount equal to three (3) times the Base Salary currently in effect. In addition, the Executive shall be entitled to the same payments (excluding those provided for in Section 6.4(b)), benefits and rights as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein (as if the termination were an involuntary termination without Cause).

ARTICLE 7

Excise Tax Gross-Up

7.1 Equalization Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make an additional payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

7.2 Tax Computation.

(a) Subject to the provisions of Section 7.2(c), all determinations required to be made under this Article 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm chosen by the Company in its sole discretion (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. However, the Accounting Firm chosen may not be the firm that is serving as accountant or auditor for the individual, entity or group effecting a Change in Control. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within thirty (30) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.2(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(b) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.2(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.2(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7.2(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.2(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 8

Noncompetition

8.1 Prohibition on Competition.

(a) Without the prior written consent of the Company, during the term of this Agreement, and for twelve (12) months following the expiration of this Agreement, the Executive shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be “in competition” if it is a banking institution, the headquarters of which is within two hundred (200) miles from the location of the Executive’s principal job location or office at the time of termination of employment.

(b) Notwithstanding this Article 8, the Executive shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

8.2 Disclosure of Information. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or for a period of three (3) years after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

8.3 Specific Performance. The parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the requirements of this Article 8 and, in the event of such breach, the Company and the Executive hereby agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such requirements.

8.4 Limitation. The provisions of this Article 8 shall be null and void and without any force or effect on and after the date of a Change in Control.

ARTICLE 9

Indemnification

The Company hereby covenants and agrees to indemnify and hold harmless the Executive in a manner consistent with the provisions of the Company’s Certificate of Incorporation, as in effect on the Effective Date.

ARTICLE 10

Assignment

10.1 Assignment by Company.

(a) This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

(b) Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of an termination of employment without Cause, as provided in Section 6.4 herein.

(c) Except as herein provided, this Agreement may not otherwise be assigned by the Company (other than to a subsidiary or affiliate) without the prior written consent of the Executive.

10.2 Assignment by Executive. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive’s duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, in the absence of such designee, to the Executive’s estate.

ARTICLE 11

Dispute Resolution and Notice

11.1 Dispute Resolution.

(a) The parties hereto agree that the subject matter of this Agreement involves and affects interstate commerce within the meaning of the commerce clause of the United States Constitution. This Agreement shall be irrevocable and is binding upon the parties and is subject to being specifically enforced.

(b) Any action, dispute, claim, counterclaim or controversy (“Dispute” or “Disputes”), between or among the parties, with respect to this Agreement, including, without limitation, any claim based on, or arising from, an alleged tort or contract, shall be resolved by arbitration as set forth below. As used herein, Disputes shall include all actions, disputes, claims, counterclaims or controversies arising in connection with any extension of or commitment set forth in this Agreement or in any other agreement entered by the parties in connection with this Agreement, and any action taken (or any omission to take any action) in connection with any of the foregoing. All Disputes shall be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

(c) Whenever an arbitration is required under subsection (b), the arbitrators shall be selected, except as otherwise provided, in accordance with the Commercial Arbitration rules of the AAA. The panel of arbitrators shall determine the resolution of the Dispute.

(d) Whenever an arbitration is required under subsection (b), such arbitration shall be conducted in Montgomery, Alabama. The arbitrators shall apply the internal laws of the State of Alabama, without giving effect to any choice of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party consents to the exclusive jurisdiction of the courts of the State of Alabama over any challenges to arbitration hereunder. The prevailing party may enforce an arbitration award in any court having jurisdiction over the matter and the parties hereto. For purposes of this Agreement, both parties expressly consent to the personal jurisdiction of the Alabama Circuit Court for the Fifteenth Judicial Circuit (Montgomery) and the United States District Court for the Middle District of Alabama and waive any defenses based on the lack of such jurisdiction.

(e) Any arbitration questions arising under this Agreement shall be governed in accordance with Title 9 of the U.S. Code. This Section constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolutions. The provisions of this Section shall survive any termination, amendment or expiration of the Agreement in which this Section is contained, unless the parties otherwise expressly agree in writing. In the event of any Dispute governed by this Section, each of the parties shall pay all of its own expenses, and, subject to the award of the arbitrators, shall pay an equal share of the arbitrators’ fees. The arbitrators shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrators’ fees and court costs) to the prevailing party or that party which substantially prevails. This Section may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Section and which is signed by all the parties hereto.

11.2 Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, to an executive officer of the Company, at the Company’s principal offices.

ARTICLE 12

Miscellaneous

12.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Board” means the Board of Directors of USB.

(b) “Bonus Opportunity” means the Bonus that the Executive would have earned under the Executive Incentive Plan for the fiscal year in which employment termination occurs. This amount shall be determined in good faith at the sole discretion of the Board. Wherever this Agreement provides for a payment based on the Bonus Opportunity, the Board, in setting the amount of the payment, shall presume that the Company’s performance for such fiscal year will satisfy or exceed the minimum threshold target(s) contained in the Executive Incentive Plan.

(c) “Cause” shall be determined by the Board in the exercise of good faith and reasonable judgment and shall be defined as:

(i) The conviction of the Executive for the commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony under the generally enforceable laws of the State of Alabama;

(ii) The gross neglect of the Executive in the performance of any or all material covenants under this Agreement, for reasons other than the Executive’s death, Disability or Retirement; or

(iii) Abuse of or addiction to intoxicating drugs (including alcohol).

(d) A “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:

(i) Any Person (other than those Persons in control of USB as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of USB in substantially the same proportions as their ownership of stock of USB), who becomes the Beneficial Owner, directly or indirectly, of securities of USB or FUSB representing thirty percent (30%) or more of the combined voting power of USB’s or FUSB’s then outstanding securities; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by USB’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute at least sixty percent (60%) thereof; or

(iii) The stockholders of USB and/or FUSB approve: (A) a plan of complete liquidation of USB or FUSB; or (B) an agreement for the sale or disposition of all or substantially all the assets of USB or FUSB; or (C) a merger, consolidation or reorganization of USB or FUSB with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of USB or FUSB, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 50% of the combined voting power of the voting securities of USB or FUSB, as the case may be (or the surviving entity, or an entity which as a result of such transaction owns USB or FUSB, as the case may be, or all or substantially all of such Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation or reorganization.

Provided, however, that in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee Directors who were Directors prior to the transaction, and who continue as Directors following the transaction).

For purposes of this definition of Change in Control, the following terms have the following meanings:

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(e) “Disability” means the total and permanent incapacity of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as provided for in Article 2 hereof for more than six (6) consecutive calendar months, such Disability to be determined by the Board upon receipt and in reliance on competent medical advice from one or more individuals selected by the Executive who are qualified to provide such professional medical advice, and who are acceptable to the Board, which acceptance shall not be unreasonably withheld.

(f) “Executive Incentive Plan” means the incentive compensation program adopted by the Board of Directors of FUSB and/or USB and in effect as of the Effective Date, including all subsequent modifications thereto.

(g) “Good Reason” means, without the Executive’s express prior written consent, the occurrence of any one or more of the following:

(i) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities from those in effect as of the Effective Date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(ii) A material breach of this Agreement by the Company, or any successor thereto, that has remained uncured for thirty (30) days after notice to the Company.

(h) “Pro Rata” means the number of days elapsed prior to the Executive’s termination date as a percentage of the number of days in the fiscal year.

(i) “Retirement” means early or normal retirement, as defined under the then established rules of the Company’s retirement plan.

(j) “Window Period” means the 30 day period immediately following the first anniversary of a Change in Control.

12.2 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely replaces and supersedes the terms of the 1999 Agreement.

12.3 Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

12.4 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.5 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.6 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

12.7 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

12.8 Governing Law. To the extent not preempted by Federal law (including Title 9 of the U.S. Code), the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Alabama.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

UNITED SECURITY BANCSHARES, INC.

By:	/s/ Hardie B. Kimbrough
Its:	Chairman of the Board of Directors

FIRST UNITED SECURITY BANK

By:	Hardie B. Kimbrough
Its:	Chairman of the Board of Directors

/s/ R. Terry Phillips
R. TERRY PHILLIPS